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                                                                    Exhibit 4.28

                          CERTIFICATE OF CORRECTIONS
                  TO CERTIFICATE OF DESIGNATIONS, PREFERENCES
       AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 4
                                      OF
                           SYQUEST TECHNOLOGY, INC.



          SyQuest Technology, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and by action taken by pursuant to a regularly scheduled meeting of the Board of Directors on May 6, 1997, and in accordance with and pursuant to section 103 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company adopted the following resolutions:

          BE IT RESOLVED, that paragraph 1. of the Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series 4, of the Company, filed with the Delaware Secretary of State on April 28, 1997, be and it hereby is corrected to substitute a comma in place of the semicolon in third sentence of Paragraph 1 so as to read as follows:

     1.  Dividends.  The holders of the Series 4 Preferred Shares shall be
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entitled to a cash dividend of five percent per annum of the Stated Value (as defined below), on a cumulative basis (prorated for any portion of the applicable period during which the Series 4 Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Series 4 Preferred Shares and shall be payable on the last day of each calendar quarter, commencing June 30, 1997, through and including the date on which the Series 4 Preferred Shares are converted. Dividends may be paid at the Company's option in cash or, on not less than ninety days' notice from the Company to each holder of Series 4 Preferred Shares, in additional Series 4 Preferred Shares, provided that the Company may not elect to pay dividends in additional Series 4 Preferred Shares to the extent that the number of authorized and unissued Series 4 Preferred Shares is insufficient to make such payment or the ability of the holders of the Series 4 Preferred Shares to convert Series 4 Preferred Shares or to exercise the Warrant (as hereinafter defined) is restricted by Section 2(h) below. If the Company elects to pay to any holder of Series 4 Preferred Shares any such dividend in additional Series 4 Preferred Shares, the number of such additional Series 4 Preferred Shares shall be determined by dividing the aggregate amount of such dividend payable to such holder by 100; provided that no fraction of a Series 4 Preferred Share shall be issued, but in lieu thereof, the Company shall pay in cash an amount equal to such fraction multiplied by $100.
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          RESOLVED FURTHER, that the first six lines of paragraph 2. of the
Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series 4, of the Company, filed with the Delaware Secretary of State on April 28, 1997, be and it hereby is corrected to make it clear that the rights of holders of the Company's 5 % Cumulative Convertible Preferred Stock, Series 4 will be subject to the terms of such holder's purchase agreement with the Company, and not the purchase agreement of any other holder, and accordingly it shall read as follows:

          2. Conversion of Series 4 Preferred Shares. The holders of the Series
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4 Preferred Shares shall have the right, at their option, but subject to the terms of the purchase agreement with the Company governing the terms of such holder's purchase of Series 4 Preferred Shares (the "Purchase Agreement"), to convert the Series 4 Preferred Shares into shares of the common stock of the Company, $.001 par value, as such stock now exists or may be changed from time to time hereafter ("Common Stock"), on the following terms and conditions:

          RESOLVED FURTHER, that paragraph 2(h) of the Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series 4, of the Company, filed with the Delaware Secretary of State on April 28, 1997, is and it hereby is corrected to change the reference to the singular "warrant" to the plural "warrants" and to delete the words "that certain" with regard to the warrant, to substitute for the word "Fletcher" the phrase "holders of Series 4 Preferred Shares", to substitute the word "Purchase" for the word "Subscription" and to change the reference to paragraph 2(j) to 2(i) so that paragraph 2(h) shall read as follows:

     (h) The 19.9% Limit. If at the time that the Company receives a Conversion
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     Notice, the aggregate number of shares of Common Stock issuable pursuant to such Conversion Notice and all other Conversion Notices received at that time (the "Subject Conversion Notices"), when added to the aggregate number of shares of Common Stock (1) previously issued on conversion of Series 4 Preferred Shares and the exercise of the Warrants to purchase Common Stock (the "Warrants") issued by the Company to the holders of the Series 4 Preferred Shares pursuant to the Purchase Agreement on the date of initial issuance of the Series 4 Preferred Shares and (2) issuable on conversion of all remaining outstanding Series 4 Preferred Shares (determining such number as if such Series 4 Preferred Shares were converted as of the Conversion Date relating to such Conversion Notice) and (3) issuable on exercise of the Warrants (determined based on the Exercise Price then in effect, as defined in the Warrants) would exceed nineteen and nine-tenths percent of the total number of shares of Common Stock outstanding (adjusted to reflect any split, subdivision, combination or consolidation of the Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock) on the date of the first issuance of Series 4 Preferred Shares (the "19.9% Limit") and such circumstance would require the approval of the holders of the Common Stock pursuant to the listing requirements of the Nasdaq Stock Market or the rules of the National Association of Securities Dealers, Inc. (or such stock exchange or other interdealer quotation system that is then the Principal Market), the number of

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     Series 4 Preferred Shares identified in the Subject Conversion Notices that, if converted into shares of Common Stock, would equal or exceed the 19.9% Limit (the "Excess Preferred Shares"), shall not be converted unless and until the stockholder approval referred to in section (2)(i) (the "Stockholder Consent") is obtained or is no longer required. The Excess Preferred Shares will be allocated among the holders delivering Subject Conversion Notices on a pro rata basis based on the relative number of Series 4 Preferred Shares identified in each such Subject Conversion Notice. Any Excess Preferred shares shall not be converted into shares of Common Stock until the later of the date on which the Stockholder Consent is obtained and the Company receives a subsequent Conversion Notice with respect thereto. If the Company is not otherwise notified by the Nasdaq Stock Market or the National Association of Securities Dealers, Inc. that Stockholder Consent is necessary, the Company will issue Common Stock to the holders of the Series 4 Preferred Shares in excess of the 19.9% Limit.

          IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Edward L. Marinaro, its Chairman of the Board, as of the seventh day of May 1997.

                                               SYQUEST TECHNOLOGY, INC.



                                               By:/Edward L. Marinaro/
                                                  --------------------
                                                   Chairman of the Board
                                                   Edward L. Marinaro

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